Exhibit 10.11

ENPRO INDUSTRIES, INC. LONG-TERM INCENTIVE PLAN

2013-2015

AWARD GRANT

(Performance Shares)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Name: [            ]

TARGET LTIP AWARD

You have been granted by EnPro Industries, Inc. (the “Company”) a Target LTIP Award under the Company’s Long-Term Incentive Plan for the three-year performance period 2013 through 2015, comprised of the following:

Target Performance Shares Award: [            ]

Each Performance Share will be equivalent to one share of EnPro common stock.

Your award is subject to the terms and conditions of the Long-Term Incentive Plan, as amended, and, with respect to your Performance Shares Award, the Company’s Amended and Restated 2002 Equity Compensation Plan, as amended (collectively, the “Plan Documents”). If this award agreement varies from the terms of the Plan Documents, the Plan Documents will control. Attached as Appendix A is a copy of the Long-Term Incentive Plan, as amended, and attached as Appendix B is a copy of the prospectus for the Equity Compensation Plan.

PERFORMANCE GOALS

The number of Performance Shares you earn will depend on the performance of the Company relative to the performance goal for the three-year performance cycle from January 1, 2013 through December 31, 2015 (the “Performance Cycle”). The performance goals with respect to the Performance Shares are attached as Appendix C hereto.

The determination of whether the performance goals have been met will be made by the Compensation Committee following the end of the Performance Cycle.

OTHER IMPORTANT INFORMATION

•	Performance Shares will receive dividend equivalents accrued in cash (without interest) which will be subject to the performance goal and vesting provisions described above.

•	You will not earn any Performance Shares if the Company’s performance during the 2013-2015 period is below minimum performance.

•

If actual performance equals or exceeds minimum performance, the number of Performance Shares earned will range from 50% to 300% of your Target Performance Share award based on attainment against the performance goal.

•

In order to receive any Performance Shares, you must remain employed with the Company through December 31, 2015, except in the case of death, disability or retirement as discussed below. If your employment terminates prior to December 31, 2015 for any reason other than death, disability or retirement, you will forfeit all Performance Shares.

•

Performance Shares earned at the end of the Performance Cycle, if any, will be paid in actual shares of Company common stock, less the number of shares to satisfy applicable withholding taxes. Any Performance Shares earned will be issued on or as soon as administratively practicable after February 15, 2016. Notwithstanding the foregoing, the Company reserves the right in its sole discretion to pay the value of any Performance Shares in cash instead of issuing actual shares of Company common stock.

•

If you become totally disabled under the Company’s Long-Term Disability Plan or retire under the Company’s Salaried Pension Plan (or a similar pension plan maintained by a subsidiary that is your employer) during the Performance Cycle, you will receive a pro rata payout at the end of the Performance Cycle, based upon the time portion of the cycle during which you were employed. The actual payout will not occur until after the end of the Performance Cycle, at which time the financial performance for the entire Performance Cycle will be used to determine the size of the award in that event.

•

If you die during the Performance Cycle, any beneficiary you have designated by will (or, if you do not so designate a beneficiary or your designated beneficiary fails to survive you, your estate) will receive a pro rata payout based upon the financial results calculated for the portion of the Performance Cycle through the end of the fiscal quarter following your death.

•	The performance factors and weightings applicable to your award are determined based upon your position with the Company.

•

The Compensation Committee retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the Equity Compensation Plan.

•	Any income you derive from a payout of Performance Shares will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or other benefit plans.

FOR MORE INFORMATION

If you have any questions about the Performance Shares, the Plan Documents or need additional information, contact Steve Spradling at (704) 731-1516.

2

APPENDIX A

ENPRO INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN

(2012 AMENDMENT AND RESTATEMENT)

PURPOSE

The EnPro Industries, Inc. Long-Term Incentive Plan (the “Plan”) was established effective as of January 1, 2003 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of EnPro Industries, Inc. (the “Company”), and thereby enhance shareholder value over time. The Plan provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees.

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Plan Administration” section of the Plan) will determine which employees of the Company are eligible to participate in the Plan from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Committee will assign the Participant a Target LTIP Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target LTIP Award”). The Target LTIP Award may be expressed as a dollar amount, a number of Performance Shares under the Company’s Equity Compensation Plan, or a combination of a dollar amount and a number of Performance Shares. Any portion of the Target LTIP Award made in the form of Performance Shares will be evidenced by a Performance Shares award agreement consistent with the provisions of the Equity Compensation Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target LTIP Award. Maximum award level represents the maximum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.

Under no circumstances will any Participant earn an award for a Performance Period expressed in dollars exceeding $2,500,000. In addition, any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the Equity Compensation Plan.

PERFORMANCE MEASURES

The Committee may use any quantitative or qualitative performance measure or measures that it determines to use to measure the level of performance of the Company or any individual participant during a Performance Period.

Performance measures that may be used under the Plan include, but are not limited to, the following, which shall be considered “qualifying performance measures” and which may be used individually, alternatively, or in any combination, applied to the Company as a whole or to a division or business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award. Each performance measure may be determined on a pre-tax or after tax basis, as specified by the Committee at the time of the award:

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

•	Cash flow return on investment

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•

Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

PERFORMANCE GOALS

•	The Committee will designate, within 90 days of the beginning of each Performance Period:

•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target LTIP Awards; and

•	The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2). To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto (the “Code”), the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. In particular, the Committee shall have the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target LTIP Award	×	Percentage of target award to be paid based on performance measure results	×	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Plan to a Participant, if any, will be made in cash (less any amount necessary to satisfy applicable withholding taxes); provided, however, that (i) if any portion of the award is in the form of Performance Shares, the applicable Performance Shares award agreement will specify whether the award will be settled in cash, shares of the Company’s common stock or a combination of cash and stock; and (ii) at the Participant’s election, receipt of all or part of an award may be deferred under the terms of the EnPro Industries, Inc. Deferred Compensation Plan (or other deferred compensation plan of the Company).

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant becomes totally disabled under the Company’s Long-Term Disability Plan, or retires (or is deemed to retire) under the Company’s Salaried Retirement Plan during a Performance Period, the Participant will receive a pro rata payout at the end of the Performance Period, based upon the time portion of the Performance Period during which he or she was employed. The actual payout will not occur until after the end of the Performance Period, at which time the financial performance for the entire Performance Period will be used to determine the amount of the award prior to proration.

If a Participant dies during a Performance Period, the Participant will receive a pro rata payout based upon financial results calculated for the portion of the Performance Period through the end of the fiscal quarter following the Participant’s death.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Plan, unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Plan at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made.

PAYMENT UPON CHANGE IN CONTROL

Anything to the contrary notwithstanding, if a Change in Control occurs prior to the end of a Performance Period, within five days following the occurrence of the Change in Control each Participant will receive a pro rata payout of the Participant’s award for that Performance Period based upon the portion of the Performance Period completed through the date of the Change in Control and the performance results calculated for that period (the “Interim LTIP

Payment”). The Participant shall also remain entitled to a payout upon completion of the Performance Period based on performance results for the entire Performance Period, such payout to be offset be the amount of the Interim LTIP Payment (if any); provided, however, that the Participant will not be required to refund to the Company, or have offset against any other payment due to the Participant from or on behalf of the Company, in the event the amount of the Interim LTIP Payment exceeds the amount of the payout upon completion of the Performance Period.

For purposes of the Plan, a “Change in Control” shall mean:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii)	individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii)

consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv)	consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Human Resources Committee of the Company’s Board of Directors (or a subcommittee of that committee consisting only of those members of that committee who are “outside directors” within the meaning of Section 162(m) of the Internal revenue Code if any members of the committee are not “outside directors”) (the “Committee”). In administering the Plan, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is empowered to set pre-established performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Plan formula for a Performance Period, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

MISCELLANEOUS

(i) Amendment and Termination. The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Participant under the Plan as of the date of such amendment, modification or termination.

(ii) Shareholder Approval. No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m) of the Internal Revenue Code. In accordance with Section 162(m)(4)(C)(ii) of the Internal Revenue Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii).

(iii) Coordination With Other Company Benefit Plans. Any income participants derive from Plan payouts will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or any other benefit plans.

(iv) Participant’s Rights. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

(v) Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

APPENDIX B

PROSPECTUS

4,325,000 SHARES

ENPRO INDUSTRIES, INC.

COMMON STOCK

AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN

This Prospectus relates to the offer and sale of up to 4,325,000 shares of our common stock to eligible employees under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”). The Plan was most recently approved by our Board of Directors at its February 2012 meeting and by our shareholders at the annual meeting held on May 2, 2012. The Plan terminates on February 10, 2019, unless terminated earlier by our Board of Directors.

The purpose of the Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and “Outside Directors” to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of our company.

The Plan is generally administered by the Compensation and Human Resources Committee of our Board (the “Committee”). See “Administration” below. The Plan is not a qualified pension, profit-sharing or stock bonus plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, in our view, the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

For additional information concerning awards made under the Plan, please contact Steve Spradling at 704-731-1516.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The date of this Prospectus is May 9, 2012.

SUMMARY OF PLAN

The following summary of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan, a copy of which may be obtained upon request.

Eligibility

Salaried, full-time employees of us or of our subsidiaries may participate in the Plan. The Committee, in its discretion, will select the award recipients and the nature and amount of any awards. The Committee may, within certain limits, delegate to our CEO and other senior officers authority to make such award determinations.

In addition, members of our Board of Directors and any of our subsidiary corporations of which we own more than 50% of the voting stock, excluding directors who are employees or former employees of us or our subsidiaries within five years after their termination of employment (“Outside Directors”) are eligible to receive awards of phantom shares as described below.

Number of Shares

There are 4,325,000 shares of our common stock available for issuance under the Plan. If an award made under the Plan terminates, expires, lapses or is canceled, the shares covered by that award remain available for issuance under the Plan. However, shares used to pay any option exercise price or to satisfy a tax withholding obligation are deemed to constitute shares delivered under the Plan and will not be available for future issuance under the Plan. Shares of our common stock issued pursuant to the Plan may be original issue shares or treasury shares.

Awards to Eligible Employees

Pursuant to the Plan, the Committee may award eligible employees incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), performance shares, restricted stock units, restricted stock shares and other awards. Each award will be evidenced by an award document setting forth the terms and provisions applicable to the award.

Stock Options. The Plan provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of shares of our common stock on the grant date. In making an option award, the Committee determines whether the award will be either an ISO or NQSO. The Committee also establishes all of the other terms and conditions of each option award at the time of grant, including any vesting requirements. The applicable award document will specify the term of the option (up to a maximum of ten years), and the extent to which options may be exercised during their terms, including in the event of your death, disability or termination of employment. You may pay the option exercise price either in cash or by tendering shares of our common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which you do not pay in cash. In addition, the Committee may from time to time allow cashless exercises by any means which it determines to be consistent with the Plan’s purposes and applicable law. You will have no rights as a shareholder until you become the holder of record of shares of our common stock issued upon exercise of such stock options.

Stock Appreciation Rights. The Plan also provides for the grant of SARs, which entitle holders, upon exercise, to receive shares of our common stock with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the grant price of the SAR, which shall not be less than the fair market value of such shares on the grant date. The Committee establishes all of the terms and conditions of each SAR at the time of grant, including any vesting requirements; provided that the term may not exceed ten years from the grant date and each SAR must be settled only in common stock.

Performance Shares. The Committee may make awards of performance shares (which may be actual shares of our common stock or phantom shares) subject to conditions established by the Committee that may include attainment of specific performance objectives. Performance share awards may include the awarding of additional shares upon attainment of the specified performance objectives.

Restricted Shares. A restricted share is an actual share of our common stock issued in your name that is subject to certain vesting requirements and which we hold until the applicable vesting date, at which time the share is released to you. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted share awards that vest based on continued employment generally have a minimum three-year vesting period, though they may vest earlier in the event of death, disability or retirement. Prior to vesting, you may vote and receive cash dividends with respect to restricted shares as specified in your award document.

Restricted Stock Units. The Committee may make awards of restricted stock units which is the right to receive our common stock upon the vesting of the restricted stock unit. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted stock units that vest based on continued employment generally have a minimum three-year vesting period, though they may vest earlier in the event of death, disability or retirement. If we pay any common stock dividends prior to the vesting of the restricted stock units, recipients of the restricted stock units will not be entitled to receive any such dividends when such dividends are paid. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders. Upon vesting, the recipient would be entitled to receive, for each restricted stock units vesting, one share of common stock plus a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock from the date the award was made to and including the date of vesting.

Other Awards. The Committee may make other awards under the Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of our common stock. The Committee may provide that such awards are to be paid in cash, in shares, or in a combination of both cash and shares, under such terms and conditions as the Committee may establish, which are set forth in an award document.

Awards of Phantom Shares to Outside Directors

Pursuant to the Plan, the Committee will make a one-time grant of phantom shares, in an amount to be determined by the Committee, to each Outside Director upon his or her election to the board. Thereafter, each Outside Director will receive an annual grant of phantom shares, in an amount and on terms determined by the Committee. In addition, the Committee may, from time to time, make additional grants of phantom shares to Outside Directors.

The terms and provisions of the phantom shares are as follows:

Vesting. Phantom shares granted to Outside Directors are fully vested at grant.

Dividend Equivalents. Dividend equivalents accrue on all phantom shares granted to Outside Directors. Upon the payment date of each dividend declared on our common stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the common stock. Dividend equivalents are vested at the time the dividend is paid.

Payment. Upon termination of service of an Outside Director as a member of the Board of Directors (the “termination date”), we will pay to the Outside Director all phantom shares credited to the Outside Director on the termination date in the form of one share of our common stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of our common stock on the applicable date. The shares of common stock are paid and delivered as soon as administratively practicable after the termination date.

Fair Market Value

For all purposes of the Plan, the fair market value of a share of our common stock will be the closing selling price on the relevant date (as of 4:00 p.m. New York, New York time), as reported on the New York Stock Exchange – Composite Transactions listing (or similar report), or, if no sale was made on such date, on the next preceding day on which a sale was made.

Award Limits

The following limits apply to awards made under the Plan:

•	In no event may any individual receive awards under the Plan for a given calendar year covering in excess of 500,000 shares of our common stock; and

•	We will not grant ISOs covering in the aggregate more than 1,000,000 shares of our common stock during the term of the Plan.

Transferability of Awards

You may not transfer any award granted under this Plan other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.

Withholding for Payment of Taxes

The Committee will have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of our common stock or other amounts which would otherwise be payable under this Plan.

Changes in Capitalization and Similar Changes

In the event of any corporate event or transaction (including a change in common stock or capitalization or our company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property or our company, a combination or exchange of our common stock, dividend in kind or other similar change in capital structure, number of outstanding shares of our common stock, distribution (other than normal cash dividends) to our shareholders or any similar corporate event or transaction, the aggregate number of shares of our common stock with respect to which awards may be made under the Plan, and the terms, types of shares and number of shares of any outstanding awards under the Plan will be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for both you and us.

Change in Control

The Plan provides that, in the event of a change in control of our company (as defined in the Plan), all options will be fully exercisable as of the date of the change in control and will remain exercisable for a period of two years thereafter (not to exceed the original award term). The Committee may also take actions with respect to outstanding awards of SARS, performance shares, restricted stock units, restricted shares or other awards.

Amendment and Termination of Plan

Our Board of Directors has the power to amend, modify or terminate the Plan on a prospective basis, provided that the Board of Directors may condition any amendment to the Plan on shareholder approval if it deems shareholder approval to be necessary or appropriate.

Administration

The Plan is administered by the Committee. Under the Plan, the Committee has the authority to (i) select the employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establish performance targets and allocation formulas for awards of performance shares, restricted shares or other awards intended to be “qualified performance-based compensation” under Code Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may delegate its authority under the Plan to the extent permitted by applicable law. All determinations and decisions made by the Committee pursuant to the Plan will be final, conclusive and binding.

Code Section 162(m)

Because stock options and SARs granted under the Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as “qualified performance-based compensation” for Code Section 162(m) purposes.

In addition, the Plan authorizes the Committee to make awards of performance shares, restricted shares and other awards that are conditioned on the satisfaction of certain performance criteria. For awards intended to result in “qualified performance-based compensation,” the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of Common

Stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investments, total shareholder return, Common Stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring. The Committee will state the performance conditions in the form of an objective, nondiscretionary formula and will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward the permissible amount of any such award, even if the performance objective is achieved.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), phantom stock, stock units and SARs under the Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Plan. Furthermore, the tax consequences of awards made under the Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will no violation of the deferred compensation rules of the Internal Revenue Service, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive Stock Options. An employee who is granted an ISO under the Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an ISO, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an ISO after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an ISO, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an ISO are sold by the employee before the end of the Holding Period, any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive Stock Options. An employee who is granted an NQSO under the Plan will not be subject to federal income tax upon the grant of the option, and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of an NQSO, the spread or excess of the fair market value of the shares on the exercise date over the option price will be considered compensation taxable as ordinary income to the employee. Because it is treated as compensation, the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common Stock Awards. Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to our company. Stock awards with restrictions (including both performance shares, restricted stock units and restricted shares) generally will not be subject to federal tax upon grant, and we will not be entitled to a tax deduction upon grant. When the restrictions lapse, the fair market value of shares free of restrictions will be considered compensation taxable as ordinary income to the employee and we may claim a tax deduction at the same time in the same amount.

Phantom Stock, Stock Unit Awards and SARs. A director or employee who is granted a phantom share, stock unit or SAR award under the Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we may claim a tax deduction at the same time in the same amount.

RESTRICTIONS ON RESALE

If you are one of our “affiliates” as defined in Rule 405 under the Securities Act, resales of shares of our common stock that you acquire under awards under the Plan will be subject to the volume, manner of sale and reporting requirements of Rule 144 under the Securities Act unless we register your shares under the Securities Act for resale pursuant to a separate prospectus. If you have been designated as one of our reporting officers for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), resales of shares of our common stock that you acquire under awards pursuant to the Plan may be “matched” with nonexempt purchases of our common stock within the previous or following six months for purposes of the “short-swing profits” recovery provisions of Section 16(b). Further, in no event may you sell shares of our common stock, whether acquired pursuant to the Plan or otherwise, if you are in possession of material information regarding our company that has not been publicly disclosed.

You are advised to consult with counsel regarding your status as an affiliate and as a Section 16(b) reporting officer and the application of other federal and state securities laws to resales of shares of our common stock that you acquire pursuant to the Plan.

ADDITIONAL INFORMATION

We have filed a registration statement with respect to the shares of our common stock offered under the Plan with the Securities and Exchange Commission under the Securities Act. This registration statement incorporates by reference certain documents including our most recent Annual Report on Form 10-K and all subsequent reports on Form 10-K, Form 10-Q and Form 8-K, our proxy statements, and a description of our common stock filed under the Exchange Act, which documents are also incorporated by reference in this Prospectus.

We will promptly furnish, without charge, on your request, a copy of any of the documents incorporated by reference in the registration statement and in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as our most recent Annual Report to Shareholders, if any, and any and all documents supplementing or updating the information contained in this Prospectus (including Plan information previously delivered, if requested). Such requests should be addressed to: EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209-4674, Attn: Julie Lentz.

APPENDIX C

For the 2013-2015 Performance Cycle, the Compensation Committee selected Growth in Equity Value over Cost of Capital as the performance goal. Growth in Equity Value over Cost of Capital is a measure of the Company’s compound annual percentage growth rate over the Performance Cycle in its equity value per share (an amount determined pursuant to a proprietary formula based on a multiple of the Company’s adjusted EBITDA plus cash minus debt with adjustments to account for acquisitions, with such amount divided by the weighted average number of shares of common stock outstanding on a diluted basis during the Performance Cycle). The target level for the growth in equity value is established by the Compensation Committee based on an assumed cost of equity capital based on an assumed “risk-free” rate plus a selected premium. For the 2013-2015 Performance Cycle, the Compensation Committee has selected a premium of 5.5% at the target level, with the assumed “risk-free” rate equal to the average over the Performance Cycle of the percentage yield on 10-year U.S. treasury bonds (the average to be calculated from monthly yield data published by the Board of Governors of the Federal Reserve System (www.federalreserve.gov/releases/h15/data.htm)).

The threshold level has been set by the Compensation Committee at 50% of the target level and the maximum level has been set at 170% of the target level. The payout percentage is 50% of the award opportunity if performance is at the threshold level, 100% of the award opportunity if performance is at the target level, and 300% of the award opportunity if performance is at the maximum level, with the payout percentage for performance between the threshold level and the target level, or between the target level and the maximum level, being interpolated on a linear basis.

Determination of Growth in Equity Value over Cost of Capital shall be in accordance with the method for calculation approved by the Compensation Committee at its February 5, 2013 meeting and shall be subject to equitable adjustment where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time this award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the Compensation Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time this award was made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the Compensation Committee consistent with the principles set forth in section 162(m) of the Internal Code and the regulations thereunder.

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